As filed with the Securities and Exchange Commission on April 6, 2020

Registration No. 333-137637

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

EVANS & SUTHERLAND COMPUTER CORPORATION

(Exact name of registrant as specified in its charter)

Utah	87-0278175
(State of incorporation)	(I.R.S. Employer Identification No.)

770 Komas Drive Salt Lake City, Utah	84108
(Address of Principal Executive Offices)	(Zip Code)

Shaun Miller

Corporate Secretary

770 Komas Drive

Salt Lake City, Utah 84108

(801) 588 1000

(Name, address and telephone number of agent for service)

Copies to:

James R. Griffin

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Telephone: (214) 746-7700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-137637), originally filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2006 and amended by Pre-Effective Amendment No. 1, filed November 8, 2006 (the “Registration Statement”) by Evans & Sutherland Computer Corporation, a Utah corporation (“Evans & Sutherland”), registering 497,448 shares of Evans & Sutherland’s common stock, par value $0.20 (the “Common Stock”). Evans & Sutherland was notified of the effectiveness of the Registration Statement by the SEC on November 9, 2006.

On April 6, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 9, 2020, by and among Evans & Sutherland, Elevate Entertainment Inc. (“Parent”) and Elevate Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Evans & Sutherland, and Evans & Sutherland became a subsidiary of Parent (the “Merger”).

As a result of the Merger, Evans & Sutherland has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Evans & Sutherland in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement that remain unsold at the termination of the offerings, Evans & Sutherland hereby files this Amendment and removes from registration the Common Stock registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 6th day of April, 2020.

EVANS & SUTHERLAND COMPUTER CORPORATION

By:	/s/ Jeb Terry Jr.
Name: Jeb Terry Jr.
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen T. Winn	Director	April 6, 2020
Stephen T. Winn

/s/ Jeb Terry Jr.	Chief Executive Officer and President	April 6, 2020
Jeb Terry Jr.	(Principal Executive Officer)

/s/ Shaun Miller	Secretary
Shaun Miller	(Principal Financial and Accounting Officer)	April 6, 2020

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